Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
 Lakes Entertainment, Inc.
 130 Cheshire Lane, Suite 101
 Minnetonka, MN 55305

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2012, on the consolidated financial statements of Lakes Entertainment, Inc. and Subsidiaries as of January 1, 2012 and January 2, 2011, and for each of the years then ended, which report is included in Lakes Entertainment, Inc.’s Annual Report on Form 10-K for the year ended January 1, 2012.  We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Piercy Bowler Taylor & Kern
PIERCY BOWLER TAYLOR & KERN
Certified Public Accountants

Las Vegas, Nevada
January 25, 2013